                                                Filed Pursuant to Rule 424(b)(3)
                                   Registration File Nos. 33-61223 and 333-65217


Pricing Supplement No. 7 dated July 27, 1999
(To Prospectus Supplement dated June 23, 1999 and Prospectus dated June 23,
1999)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series A
                               Floating Rate Notes


Principal Amount:                                         $5,000,000

CUSIP No.:                                               15231E AD 0

Type:                                          Regular Floating Rate

Interest Rate Basis:                                   3 month LIBOR

Designated LIBOR Page:                                 Telerate 3750

Initial Interest Rate:                                       5.8275%

Original Issue Date:                                   June 30, 1999

Stated Maturity:                                       June 30, 2000
Price to Public (Issue Price per
$1,000 Principal Amount):                                       100%

Agent's Discount or Commission:                               $7,030

Net Proceeds to Centex (excluding
accrued interest):                                        $4,992,970

Accrued Interest (from June 30,
1999 to July 29, 1999):                                   $23,471.88

Spread:                                              50 Basis Points

Interest Rate Reset Period:                                Quarterly

Interest Reset Dates and Payment          September 30, December 30,
Dates:                                             March 30, June 30
                                           (commencing September 30, 1999)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the $5,000,000 Senior Medium-Term Note, Series A,
described herein (the "$5,000,000 Note") through Banc One Capital Markets, Inc., as Agent. The $5,000,000 Note is being issued on terms identical to the terms of
Centex Corporation's $50,000,000 Medium-Term Notes, Series A issued on June 30,
1999. As a result, the $5,000,000 Note described herein is being issued under the same CUSIP Number, and the purchaser of the $5,000,000 Note will pay accrued interest as stated above.

         We may issue Senior Medium-Term Notes, Series A, and Subordinated
Medium-Term Notes, Series A, under Registration Statement Nos. 33-61223 and
333-65217 in a principal amount of up to $200,000,000 in gross proceeds and, to date, including this offering and an offering on the date hereof of $12,000,000 of Medium-Term Notes, an aggregate of $192,000,000 has been issued.